Exhibit 3(i)

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

of

EXXON MOBIL CORPORATION

(Effective July 1, 2026)

Pursuant to the provisions of Section 14A:9-5 of the New Jersey Business Corporation Act, (the “Act”), Exxon Mobil Corporation, a corporation organized and existing under the laws of the State of New Jersey (the “Corporation”), restates and integrates its Certificate of Incorporation, as heretofore restated and amended, to read in full as herein set forth:

FIRST: The name of the Corporation is:

EXXON MOBIL CORPORATION

SECOND: The address of the Corporation’s current registered office is Princeton South Corporate Ctr, Suite 160, 100 Charles Ewing Blvd, Ewing, New Jersey 08628. The name of the Corporation’s registered agent at such address, upon whom process against the Corporation may be served, is Corporation Service Company.

THIRD: The purpose for which the Corporation is organized is to engage in any activity within the lawful business purposes for which corporations may be organized under the Act and to engage in any and all necessary or incidental activities.

FOURTH:

1. The aggregate number of shares that the Corporation shall have authority to issue is one hundred (100) shares of Common Stock, no par value per share, all of which shall be designated as “Common Stock” (“Common Stock”).

2. The holders of Common Stock shall be entitled to one (1) vote for each share of Common Stock held at all meetings of the shareholders (and written actions in lieu of meetings).

FIFTH: The number of directors constituting the current Board of Directors of the Corporation shall be not less than three (3) and not more than five (5). The name and address of each director are as follows:

Neil A. Chapman	22777 Springwoods Village Parkway, Spring, TX 77389

Neil A. Hansen	22777 Springwoods Village Parkway, Spring, TX 77389

Jack P. Williams, Jr.	22777 Springwoods Village Parkway, Spring, TX 77389

SIXTH: No director or officer of the Corporation shall be personally liable to the Corporation or its shareholders for damages for breach of any duty owed to the Corporation or its shareholders, except that such provision shall not relieve a director or officer from liability for any breach of duty based upon an act or omission (a) in breach of such person’s duty of loyalty to the Corporation or its shareholders, (b) not in good faith or involving a knowing violation of law or (c) resulting in receipt by such person of any improper personal benefit. As used in this article, an act or omission in breach of a person’s duty of loyalty means an act or omission which that person knows or believes to be contrary to the best interests of the Corporation or its shareholders in connection with a matter in which he has a material conflict of interest.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed by its duly authorized officer this 1st day of July, 2026.

EXXON MOBIL CORPORATION
By:	/s/ James R. Chapman
	Name:	James R. Chapman
	Title:	President